Exhibit 8


                                  SUBSIDIARIES



             Companies                          Jurisdiction of       Name
                                                 Organization

Ultragaz Participacoes S.A                         Sao Paulo        Ultragaz

     Cia. Ultragaz S.A                             Sao Paulo        Ultragaz

     Bahiana distribuidora de Gas Ltda             Sao Paulo        Brasilgas

     Utingas Armazenadora S.A                      Sao Paulo        Utingas

Ultraquimica Participacoes S.A                     Sao Paulo        Ultraquimica

     Ultraquimica Florestal Ltda                   Sao Paulo        Ultraquimica

     Melamina Ultra S.A Industria Quimica            Bahia          Melamina

     Oleoquimica do Nordeste Ltda.                   Bahia          Oleoquimica

     Oxiteno S.A Industria e Comercio              Sao Paulo        Oxiteno

         Oxiteno Overseas Co.                    Ilhas Virgens      Oxiteno
                                                  Britanicas

         Camacari Renovada S.A                     Sao Paulo        Camacari
                                                                    Renovada

         Oxiteno Nordeste S.A Ind e Com.             Bahia          Oxiteno

Ultracargo Participacoes Ltda                      Sao Paulo        Ultracargo

     Transultra S.A. Arm. e Transp. Espec.         Sao Paulo        Transultra

     Terminal Quimico de Aratu S.A - Teq.            Bahia          Tequimar

Ultratecno Participacoes Ltda                      Sao Paulo        Ultratecno

Ultradata S/C Ltda                                 Sao Paulo        Ultradata

Imaven Imoveis e Agropecuaria Ltda                 Sao Paulo        Imaven

     Imaven Importadora e Exportadora Ltda         Sao Paulo        Imaven